Exhibit 99.1

RE: MHI Hospitality Corporation
4801 Courthouse Street, Suite 201
Williamsburg, VA 23188
(757) 229-5648

TRADED: AMEX: MDH

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Georganne Palffy
Chief Financial Officer	General Information
(301) 220-5400	(312) 640-6768

FOR IMMEDIATE RELEASE

TUESDAY, SEPTEMBER 26, 2006

MHI HOSPITALITY CORPORATION ANNOUNCES CROWNE PLAZA® FLAG FOR

HOLLYWOOD, FLA., PROJECT

Williamsburg, Va. –MHI Hospitality Corporation (AMEX: MDH), announced today that it has entered into a franchise agreement with InterContinental Hotels Group (IHG) [LON: IHG, NYSE: IHG (ADRs)], through its franchising entity Holiday Hospitality Franchising, Inc., to brand the company’s Hollywood, Florida condominium hotel project as a Crowne Plaza® Resort. In September 2005, MDH entered into a contract to purchase the common space of the redeveloped hotel upon completion from MCZ/Centrum, the Chicago-based developer of the project. The Crowne Plaza hotel is expected to open as early as the fourth quarter of 2006.

The 310-room hotel will be named the Crowne Plaza Hollywood, FL-SIAN Waterway Resort, and will be part of the larger SIAN Resort project. SIAN Resort project will include many amenities, such as a beach club, restaurants, a residential component, and a planned additional high-rise hotel, of which MDH is the contract owner of the common space.

“We are excited to have reached this very important milestone, represented by the flagging of the hotel with the Crowne Plaza brand,” said Andrew Sims, president and chief executive officer of MHI Hospitality Corporation. “This is the first time IHG has entered into a condominium hotel franchise project in the U.S. with third party management,” he continued. “We believe this is a great opportunity and we hope to continue to expand our relationship with IHG and MCZ/Centrum.” The hotel rooms will be owned by individual owners; those who elect to participate in its rental program will be managed and operated by MHI Hotels Services, LLC, the company’s affiliated management group. Holiday Hospitality Franchising, Inc. is the brand licensor only, and does not have any ownership or management interest in the hotel, nor will it be involved in the sale or rental of individual units.

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Additionally, MDH and MCZ/Centrum have entered into an option agreement whereby MDH may purchase up to 100 condominium hotel units at a fixed unit price upon realization of certain unit sale parameters. This contingent option expires June 15, 2007.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale, and upper upscale full service hotels in the mid-Atlantic and southeastern United States. Currently, the company’s portfolio consists of seven properties for a total of 1,723 rooms, all of which operate under the Hilton and InterContinental Hotels Group brands. In addition to these seven hotels, the company has a leasehold interest in the common area of a resort condominium property, Shell Island Resort, which has approximately 160 condominium suites owned by individual owners. The company is listed on the Russell Microcap™ Index, which is comprised of the smallest 1,000 securities in the small-cap Russell 2000™ Index along with the next 1,000 companies, based on a ranking of all U.S. equities by market capitalization. More information on the company may be found on its website at www.mhihospitality.com.

About Crowne Plaza Hotels & Resorts

As part of the InterContinental Hotels Group global portfolio, Crowne Plaza Hotels & Resorts has 250 hotels in 48 countries, and are located in major urban centers, gateway cities and resort destinations. Crowne Plaza was recently recognized by Lodging Hospitality magazine as one of the industry’s top growing brands. In 2004, Crowne Plaza added more properties than during any of the past five years. For reservations at Crowne Plaza properties, visit www.crowneplaza.com or call 1-800-2CROWNE.

About IHG

InterContinental Hotels Group PLC of the United Kingdom [LON: IHG, NYSE: IHG (ADRs)] is the world’s largest hotel group by number of rooms. InterContinental Hotels Group owns, manages, leases or franchises, through various subsidiaries, over 3,650 hotels and 540,000 guest rooms in nearly 100 countries and territories around the world. The Group owns a portfolio of well recognized and respected hotel brands including InterContinental® Hotels & Resorts, Crowne Plaza® Hotels & Resorts, Holiday Inn® Hotels and Resorts, Holiday Inn Express®, Staybridge Suites®, Candlewood Suites® and Hotel Indigo®, and also manages the world’s largest hotel loyalty program, Priority Club® Rewards with over 28 million members worldwide.

InterContinental Hotels Group offers information and online reservations for all its hotel brands at www.ichotelsgroup.com and information for the Priority Club Rewards program at www.priorityclub.com.

For the latest news from InterContinental Hotels Group, visit our online Press Office at www.ihgplc.com/media

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Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the company’s current and periodic filings with the Securities and Exchange Commission. The company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.